Exhibit 4.37

AGENCY AGREEMENT NO. 35-06-23

City of Moscow	November 1, 2006

                This Agreement is entered into by and between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D.Ye. Yerokhin, authorized to act by the Charter, on the one part, and “North-Western Telecom”, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director V.A. Akulich, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

SECTION I. GENERAL PROVISIONS

1.         TERMS AND DEFINITIONS

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

1.1.                  “Agreement” means the Agreement including all Appendices, Revisions, Addenda and Additional Agreements.

1.2.                  “Associated Operator” means a telecommunications operator who meets all of the following criteria:

                                      1.                                                 (i) its telecommunications network is connected to the Operator’s network at a local or a zonal level, or

                                                                                                (ii) a Telecommunications operator whose telecommunication network is connected to another telecommunications operator’s network which is connected to the Operator’s network at a local or a zonal level,

                                      2.                                                 Any long-distance and international traffic generated inside such operator’s network is routed via the Operator’s network and Rostelecom network,

                                      3.                                                 Such operators provide their users with access to long-distance and international telephone communication service offered by Rostelecom

4.                                                   Such operator is not a telecommunication operator whose telecommunication network is connected to the Operator’s network on the local or zonal level, in respect of whose Users the Operator performs legal and actual acts pursuant to Clause 2 of Contract No. 03-01-1035 dated December 12, 2005 executed by the Parties.

1.3.                  “Users” (“Subscribers”) shall mean legal entities and individuals ordering and (or) using Rostelecom’s telephone services via the Operator or via a telecommunication operator whose telecommunication network is connected to the Operator’s network on the local or zonal level, in respect of which legal entities and individuals the Operator performs legal and actual acts pursuant to Clause 2 hereof.

1.4.                  “Reporting period” means a calendar month during which Telecommunication Services were rendered to the Users”.

2.         SUBJECT MATTER

2.1.                  Pursuant to this Agreement, the Operator undertakes to perform the following legal and other acts, on behalf and at the expense of Rostelecom:

2.1.1.                     Enter into agreements, on behalf of Rostelecom, using one of the forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, with each of Associated Operators, except as expressly provided for in paras 6.2., 6.7. and 6.9. below.

2.1.2.                     Enter, on behalf of Rostelecom, using the form provided in Appendix No. 2 hereto, agreements for provision, by Rostelecom, of long-distance and international telecommunication services, with Users which may apply to Operator for such agreements, by means of a single document.

2.1.3.                     Where required in connection with the entering into agreements referred to in para. 2.1.1. above, negotiate with all Associated Operators to agree on the terms and conditions of agreements provided in Appendix No. 1 hereto, and generally to do anything as may be necessary to assure that such agreements are entered into with Associated Operators.

•                  activities for sale of services to Users — from the first contact to through contract execution;

•                  provision to a potential User of necessary information related to rendering of long-distance and international telecommunication services;

•                  selection of a tariff plan;

•                  contract execution.

3.         GENERAL REQUIREMENTS TO THE FULFILLMENT OF THE COMMISSION

3.1.                  Agreements with Associated Operators as referred to in para. 2.1.1. above shall be entered into with each of the Associated Operators, except as expressly provided for in paras 6.2., 6.7. and 6.9. below, and further with the exception of:

3.1.1.                     Associated Operators whose telecommunication networks are effectively connected to the Operator’s network as of the effective date of this Agreement — until the moment when a network connection agreement is entered into between the Operator and the respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network connection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users;

3.1.2.                     other Connection Operators, with the exception of those referred to in para. 3.1.1. — concurrently with a network interconnection agreement being entered into between the Operator and respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network  interconnection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users.

3.2.                  Where a Form 1 or a Form 2 agreement referred to in para. 2.1.1. is entered into with Associated Operators, the Operator shall not depart from the terms and conditions of such agreements as stated in Form 1 or Form 2, respectively, of Appendix No. 1 hereto. If a Associated Operator refuses to enter into an agreement on terms and conditions set forth in Form 1 or Form 2 of Appendix No. 2 to this Agreement, proposing amendments to such terms and conditions, the Operator shall not agree to such amended terms and conditions without Rostelecom’s prior written consent.

3.3.                  Where an agreement referred to in para. 2.1.2 is entered into with Users, the Operator shall not depart from the terms and conditions of such an agreement as set forth in Appendix No. 2 hereto.

SECTION II. ENTERING INTO AGREEMENTS WITH ASSOCIATED OPERATORS

4.         AGREEMENT OFFERINGS

4.1.                  Within fifteen (15) days after the effective date of this Agreement, the Operator shall submit to Rostelecom a list of Associated Operators (see Appendix No. 4) specifying trade name, legal and actual address, based on information available with the Operator, with which agreements are to entered into using forms provided in Attachment No. 1.

4.2.                  Within ten (10) days after the effective date of this Agreement, Rostelecom shall issue a certified power of attorney to the Operator authorizing the latter to perform actions described in para. 2.1 hereof. Such power of attorney shall be with the right of sub-delegation.

4.3.                  Within ten (10) days after receipt of the power of attorney from Rostelecom as referred to in para. 4.2. above, the Operator shall send each Associated Operator a cover letter with a binding offer prepared based on Form 1 and a binding offer prepared based on Form 2 as provided in Appendix No. 1 hereto (hereinafter collectively the “Offers” and separately “Offer”) attached, each in three counterparts. Each counterpart of the Offers so given shall be signed by the Operator’s authorized signatory. Also, a copy of the power of attorney referred to in para. 4.2. shall be enclosed with the Offers of this Agreement.

4.4.                  A cover letter to the Associated Operator referred to in para. 4.3. above shall contain the following:

4.4.1.                     An offer to the Associated Operator to accept either of the proposed Offer options (Form 1 or Form 2), at the Associated Operator’s discretion.

4.4.2.                     a reasonable time period for the acceptance of the Offer. Such time period shall be determined by the Operator at its discretion, provided that it shall not exceed thirty (30) days after the date on which the Offers are sent to the Associated Operator.

4.4.3.                     Acceptance format requirements as defined in para. 5.1 below of this Agreement.

4.5.                  Within three (3) business days after expiration of the time period referred to in para. 4.3, The Operator shall submit a report on sent offers to Associated Operators by e-mail in the Excel                       e-mail format or by fax No.

5.                          ACCEPTANCE

5.1.                  An acceptance of a Offer by a Associated Operator shall only be acknowledged by the Operator if executed in the following manner and with the time period allowed for such acceptance in the cover letter pursuant to para. 4.4.1 above, and in particular provided that:

•      the Associated Operator submitted two counterparts of accepted Offer signed by an authorized representative of the Associated Operator and verified with the Associated Operator’s seal.

5.2.                  If the Associated Operator accepts one of the Offers sent to it, one counterpart of the binding agreement signed by the Operator and the Associated Operator shall be submitted to Rostelecom within five (5) business days after the date on which such documents are received by the Operator from the Associated Operator.

5.3.                  This Agreement may provide for circumstances (see Article 6 below) in which the Operator may be obligated to acknowledge acceptance of a Offer executed in a manner inconsistent with the provision of para. 5.1 above of this Agreement.

6.         NO ACCEPTANCE

6.1.                  If a Associated Operator to whom Offers were given does not accept either of them, then, pursuant to the terms and conditions stated in Article 5 of this Agreement, the Operator shall notify Rostelecom to that effect within time frames referred to in paras 6.2, 6.7, 6.9 below and shall concurrently provide Rostelecom with the following information:

•                  Associated Operator’s trade name;

•                  Associated Operator’s legal and physical addresses;

•                  Names of contact persons;

•                  Grounds or reasons for disagreement, if the Associated Operator submitted a letter to the Operator stating reasons for its disagreement with the proposed agreement;

•                  Contact telephones, faxes, e-mail address.

6.2.                  If within the time period provided for acceptance of the Offer by a Associated Operator, the Operator receives a message from the Associated Operator stating its refusal to enter into the agreement or its intent to enter into an agreement whereof subject matter is different from that stated in Form 1 or Form 2 of Appendix No. 1, or if no message related to the Offer is received by the Operator or Rostelecom, the Operator shall notify Rostelecom to that effect within three (3) business days after the expiration of the time period provided for acceptance by the Associated Operator. The Operator shall be discharged from its agency obligations with respect to the relevant Associated Operator as from the moment when the information referred to in para. 6.1. is sent to Rostelecom.

6.3.                  If within the time period provided for acceptance of the Offer by a Associated Operator, the Operator receives a message from the Associated Operator stating its willingness to enter into the agreement on terms and conditions (other than subject matter) different from those stated in Form 1 or Form 2 of Appendix No. 1, i.e. a counter-offer, the Operator shall notify Rostelecom to that effect within three (3) business days after the expiration of the time period provided for the acceptance by the Associated Operator.

6.4.                  Within ten (10) days after receipt of notice from the Operator as referred to in para. 6.3., Rostelecom shall notify the Operator of its full or partial consent or refusal to give consent to the Associated Operator’s counter-proposals.

6.5.                  If full consent to the Associated Operator’s counter-proposals is given by Rostelecom, the Operator shall accept the Associated Operator’s counter-offer; in case of Rostelecom’s partial consent or refusal to give consent to the Associated Operator’s counter-proposals, the Operator shall negotiate with the Associated Operator to agree on the terms and conditions of the Offer which were not accepted by the Associated Operator. Maximum duration of such negotiations shall not exceed fifteen (15) days after their commencement date. The Operator shall notify Rostelecom of the results of such negotiations within three (3) business days after their completion. If as the result of such negotiations the Associated Operator gave full consent to the terms and conditions of the Offer based on either Form 1 or Form 2 as provided in Appendix No. 1 and accepted such Offer, the Operator shall, concurrently with the negotiations results notice, submit documents referred to in para. 5.2 above to Rostelecom of this Agreement.

6.6.                  If as the result of such negotiations, the Associated Operator did not give full consent to the terms and conditions of the Offer based on either Form 1 or Form 2 as provided in Appendix No. 1, Rostelecom shall within five (5) business days after receipt of the negotiations result notice from the Operator as provided for in para. 6.5. above, shall resolve upon whether entering into an agreement with the Connected  Operator on the terms and conditions proposed by the latter (i.e. acceptance of counter-offer) is possible.

6.7.                  If Rostelecom notifies the Operator within the time period referred to in para. 6.6. above of its willingness to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall enter into an agreement with the Associated Operator on  the terms and conditions agreed upon as the result of negotiations, accept the Associated Operator’s counter-offer and submit originals of executed agreement and/or documents evidencing the entering into such agreement with the Associated Operator on such terms and conditions within three (3) business days. If Rostelecom notifies the Operator within the time period referred to in para. 6.6. above of its decision not to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall be relieved from its agency obligations with respect to the relevant Associated Operator as from the moment of receipt of such notice.

6.8.                  If within the time period provided for the acceptance of the Offer by the Associated Operator the latter gives full and unconditional acceptance of the Offer whether based on Form 1 or Form 2, but other than in compliance with the Offer acceptance requirements set forth in Article 5, the Operator shall notify Rostelecom to that effect within three (3) days after receipt of such acceptance of the Offer from the Associated Operator. Rostelecom shall, within three (3) days after receipt of such notice from the Operator, determine whether such acceptance is to be considered valid and sufficient and shall notify the Operator of such a determination.

If the Associated Operator gives full and unconditional acceptance of the Offer whether based on Form 1 or Form 2, but with a delay of not more than 30 days, and provided no other breach of Offer acceptance requirements exists, Rostelecom shall determine that such acceptance is to be considered valid and sufficient, and shall take action described in para. 6.9 below.

6.9.                  If Rostelecom determines acceptance to be valid and sufficient, the Operator shall, within three (3) business days after receipt of a notice from Rostelecom stating such determination, submit documents to Rostelecom evidencing the entering into an agreement on terms and conditions as set forth in Form 1 or Form 2 of  Appendix No. 1 to this Agreement. If Rostelecom determines acceptance by the Associated Operator to be invalid and/or insufficient, the operator shall, within three (3) business days after receipt of a notice from Rostelecom stating such determination, give a message to the Associated Operator requiring it to give acceptance on the terms and conditions provided in para. 5.1 above. If the Operator does not receive from the Associated Operator acceptance of the Offer on the above terms and conditions and before expiration of the time period provided for such acceptance, the Operator shall be relieved from its agency obligations with respect to the relevant Associated Operator.

SECTION III. CONCLUDING AGREEMENTS WITH USERS

7.         CONCLUDING AGREEMENTS WITH USERS

7.1.                  Whenever any User (or its properly authorized representative) applies to the Operator for an agreement for provision by Rostelecom of long-distance and international telecommunications service, the Operator shall forthwith enter into an agreement with such User in accordance with the form provided in Appendix No. 2 to this Agreement.

7.2.                  The agreement with the User is signed in three copies and sealed with the stamps of its parties. One of the copies shall be given to the respective User while the other copy shall be sent to Rostelecom within five (5) days following the execution of such contract.

SECTION IV. MISCELLANEOUS

8.         AGENCY FEE AND REIMBURSEMENT OF AGENT’S EXPENSES

8.1.                  In consideration of performance, by the Operator, of its agency obligations hereunder, Rostelecom shall pay agency fees to the Operator as follows:

8.1.1.           For each agreement entered into with a Associated Operator pursuant to para. 2.1.1. of this Agreement, Rubles twenty thousand (20,000) if the agreement is entered into in accordance with Form 1 of Appendix No. 1, or Rubles forty thousand (40,000) if the agreement is entered into in accordance with Form 2 of Appendix No. 1, provided that:

a) the agreement is entered into by the Operator on the terms and conditions set forth in respective forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, or

b) the agreement is entered into by the Operator on terms and conditions different from those set forth in Appendix No. 1 hereto, based on a determination made by Rostelecom in accordance with paras 6.6. and 6.7.

The fee is stated net of VAT which shall be calculated at a rate applicable at the time when appropriate invoice is issued

8.1.2.           For each agreement entered into with a User pursuant to para. 2.1.1 of the Agreement, a lump sum of Rubles five hundred (500) net of VAT calculated at the rate valid at the moment of the relevant invoice.

8.2.                  Rostelecom further undertakes to reimburse the Operator for any properly evidenced expenses incurred by it in connection with performance of its agency obligations hereunder.

9.         REPORTS AND MUTUAL SETTLEMENTS PROCEDURE

9.1.                  The Parties shall effect settlements on basis of the approved Report indicated in Appendix 3 hereto.

9.2.                  Before the 5th day of each month, the Operator shall submit to Rostelecom a Report evidencing performance of the agency assignment of the previous month (“Reporting period”).  The Report shall list the contracts with Associated Operators and Contracts with Users entered into by the Operator within the Reporting period subject to the terms and conditions indicated in paras 8.1.1. and 8.1.2. hereof. These documents shall also be supported by originals of source documents evidencing expenses incurred by the Operator to perform its agency commission hereunder.

9.3.                  Within ten (10) days following the receipt of the Report from the Operator, Rostelecom shall verify and, provided that it has no objections, approve the Report and submit it to the Operator.

9.4.                  If there are any objections Rostelecom, within ten (10) days following the receipt of the Report from the Operator, shall submit those objections to the Operator following which the Parties shall hold negotiations in order to resolve the objections.

9.5.                  Within 5 days following the receipt of the approved Report, the Operator shall issue an invoice for Rostelecom. A copy shall be sent by fax while the original shall be sent by mail. The date of receipt of the facsimile copy shall be deemed the date of receipt of the invoice.

9.6.                  Within 10 days following the receipt of the invoice,  Rostelecom shall pay to the Operator, on basis of the approved Report, the fee calculated  in accordance with para. 8.1. and shall reimburse the Operator for  any and all properly evidenced expenses incurred by the Operator in connection with performance of its agency commission hereunder during the Reporting period.

10.      RESPONSIBILITY OF PARTIES

10.1.            The Parties shall be held responsible for their failure to perform, or improper performance, of their respective obligations hereunder in the manner and within the scope as provided for by the applicable law of the Russian Federation and this Agreement.

10.2.            Indemnity shall be given for actual damage inflicted upon the other Party by the Party’s failure to perform or improper performance of its obligations hereunder.

10.3.            If either Party breaches any deadline for the performance of its obligations hereunder, or performs such obligations in an unsatisfactory manner, the delinquent Party shall pay the other Party, upon the latter’s request, a penalty of 0.01% of the total agency fee specified in paras 8.1.1 and 8.1.2. above in respect of the calendar month during which such breach occurred, for each day of a delay with proper performance of its obligations, but not more than 10% of such agency fee amount.  The penalty shall be paid within 10 days after receipt of an appropriate request from the other Party.

11.       CONFIDENTIALITY

11.1.            The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No.                entered into by the Parties on                           .

11.2.            Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

12.      EFFECTIVE PERIOD AND TERMINATION PROVISIONS

12.1.            This Agreement is entered into for one year and shall take effect from the moment when it is signed by the Parties. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. There shall not be any limit to the number of periods for which this Agreement may be extended. The Parties agree that the terms and conditions of this Contract shall apply to their relationships arising as from January 01, 2006.

12.2.            Early termination of this Agreement shall be possible upon mutual consent of the Parties or for other causes provided for by the applicable law of the Russian Federation.

12.3.            Upon termination of this Contract, the Parties shall settle mutual accounts within thirty days after the termination date.

13.      MISCELLANEOUS

13.1.            This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

13.2.            Neither Party shall assign any of its rights and obligations hereunder within prior written consent of the other Party.

13.3.            Each Party acknowledges the other Party’s rights to all brands, trademarks and names and covenants not to make any use thereof within prior written consent. The covenants undertaken herein shall survive termination of this Agreement.

13.4.            Authority to enter into agreements with Associated Operators in accordance with the form provided in Attachment No. 1 shall not be delegated to any third parties within Rostelecom’s consent.

13.5.            Any notices and communications may be given by the Parties via facsimile, electronic mail, registered mail or courier delivery service with receipt acknowledged.  A delivery confirmation generated by appropriate e-mail software or, in case of facsimile transmission of a notice, a copy of the notice with sender’s fax machine stamp (report) evidencing normal transmission to proper telephone number, shall be sufficient evidence of delivery.

13.6.            Appendix List:

Appendix No. 1 Agency Agreement Forms (Form 1 and Form 2).

Appendix No. 2 Form of agreement for provision of long-distance and international telecommunications by Rostelecom.

Appendix No. 3 Operator’s Agency Report.

Appendix No. 4 List of Associated Operators

13.7.            Either Party to this Agreement may propose on amendments hereto. Any amendments and additions properly agreed upon and executed shall constitute integral parts of this Agreement.

14.                   SIGNATURES OF PARTIES

Rostelecom		Operator
OAO Rostelecom		OAO NWT
Location: 5, Delegatskaya st., Moscow, 127091		Location: 26/14 B. Morskaya Str., 191186 St. Petersburg
Postal address 5, Delegatskaya st., Moscow, 127091 OAO Rostelecom		Postal address 26/14 B. Morskaya Str., 191186 St. Petersburg OAO North-West Telecom
TIN: 7707049388		TIN:
Contact tel: (095) 787-2849		Contact tel: (812) 719 93 24
Telephone/fax: (095) 787-2850		Telephone/fax: (812) 710 62 77
e-mail:		e-mail: info@nwtelecom.ru
Acc.: 40702810800000001375 with ZAO Russian Industrial Bank, Moscow		Acc.: 40702810900300000001 with OAO AKB Svyaz-Bank, St. Petersburg
BIK 044552202		BIK 044030759
Correspondent account: 30101810500000000202		Correspondent account: 30101810200000000759
Postal address of the Bank: building 1, 40, Schepkina st., Moscow, 129110		Postal address of the Bank: 12 Baskov Lane, 181014 St. Petersburg
OKVED code:	64.20	OKVED code:	64.20
OKPO code:	17514186	OKPO code:
KPP code:	774050001	KPP code:	7840010001

OAO Rostelecom:		Operator:
General Director		General Director
OAO Rostelecom		OAO NWT

	D.Ye. Yerokhin		V.A. Akulich
November 1, 2006		November 1, 2006
Seal here		Seal here

APPENDIX NO. 1
to Agency Agreement

No. 35-06-23 dt. November 1, 2006

FORMS OF AGENCY AGREEMENT

1.              Form 1, with calculation on basis of revenue earned from users for services rendered;

2.              Form 2, with calculation on basis of revenue accrued from users for services rendered;

APPENDIX NO. 2
to Agency Agreement

No. 35-06-23 dt. November 1, 2006

FORM OF AGREEMENT FOR LONG-DISTANCE AND INTERNATIONAL
TELECOMMUNICATION SERVICES RENDERED BY OAO ROSTELECOM

APPENDIX NO. 3
to Agency Agreement

No. 35-06-23 dt. November 1, 2006

Operator’s Agency Report

Under Contract No.                   dt.

for                      month (reporting period) of

Form 1. Operator’s Report on Telecommunications agreements entered into with Users during the Reporting period pursuant to para. 2.1.2. of this Agreement.

Ref. No.	Corporate user name (user — legal entity)	INN	Bill-to party’s unique identifier (to fill out, use algorithm described in notes to forms provided in Appendix No. 4 to the Assistance Agreement)	Revenue earned in service provision by Rostelecom during the Billing Period, in RUR (net of VAT)	Amount of discount from client tariff	Date of Agreement conclusion	Number of agreement

Total		—	—		—	—	—

Form 2. List of Associated Operators with whom agency agreements have been entered into in the manner prescribed by para. 2.1.1. of this Agreement.

Ref. No.	Associated Operator’s trade name	Agreement form	Date of entry	Number of agreement

Total

Form 3.  Calculation of fee for contracts executed within the reporting period in accordance with para. 2  hereof.

Agreements entered into during Reporting period	Total entered into during Billing Period	Fee due for agreements entered into, in RUR	Total amount, in RUR, net of VAT
With Users		500
With Associated operators (form 1)		20,000
With Associated operators (form 2)		40,000
total	—	—

Operator’s fee is RUR                                                 net of VAT

VAT amount @ 18% is RUR                                                  ..

Total Operator’s fee is RUR                                                             including VAT.

OAO Rostelecom:		Operator:
General Director
OAO Rostelecom

	D.Ye. Yerokhin		200
	200	Seal here
Seal here

APPENDIX NO. 4
to Agency Agreement

No. 35-06-23 dt. November 1, 2006

List of Associated Operators

Ref. No.	Operator’s full name	Operator’s trade name	License number	Legal address	Physical address
1.
2.
3.

OAO Rostelecom:		Operator:
General Director
OAO Rostelecom

	D.Ye. Yerokhin		200
	200	Seal here
Seal here